Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 5, 2007, except for paragraph two in Note 24 as to which the date is            , 2007, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-141142) and related Prospectus of AECOM Technology Corporation for the registration of its common stock.

Los Angeles, California

        The foregoing consent is in the form that will be signed upon the effective date of the stock split described in paragraph two of Note 24 to the consolidated financial statements.

/s/ Ernst & Young LLP
Los Angeles, California
April 20, 2007